Filed pursuant to Rule 433

Dated April 24, 2019

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement

dated April 24, 2019 and the

Prospectus dated February 28, 2018

Registration No. 333-223306

Aqua America, Inc.

$400,000,000 3.566% Senior Notes Due 2029

$500,000,000 4.276% Senior Notes Due 2049

The information in this pricing term sheet relates only to the offering of the 2029 Notes and the 2049 Notes and should be read together with (i) the preliminary prospectus supplement, dated April 24, 2019, as filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Preliminary Prospectus Supplement”), and (ii) the related base prospectus dated February 28, 2018, included in the Registration Statement (File No. 333-223306), in each case, including the documents incorporated by reference therein. Terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Issuer:	Aqua America, Inc. (“Issuer”)

Expected Ratings of Securities (Moody’s / S&P)*:	Baa2 (Stable) / A (CreditWatch Negative)

Trade Date:	April 24, 2019

Settlement Date:	April 26, 2019 (T+2)

Title of Securities:	3.566% Senior Notes due 2029 (the “2029 Notes”) 4.276% Senior Notes due 2049 (the “2049 Notes”)

Principal Amount:	2029 Notes: $400,000,000 2049 Notes: $500,000,000

Maturity Date:	2029 Notes: May 1, 2029 2049 Notes: May 1, 2049

Interest Payment Dates:	2029 Notes: May 1 and November 1, commencing November 1, 2019 2049 Notes: May 1 and November 1, commencing November 1, 2019

Record Dates:	2029 Notes: April 15 and October 15 2049 Notes: April 15 and October 15

Coupon:	2029 Notes: 3.566% per annum 2049 Notes: 4.276% per annum

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Benchmark Treasury:	2029 Notes: 2.625% due February 15, 2029 2049 Notes: 3.375% due November 15, 2048

Benchmark Treasury Price and Yield:	2029 Notes: 100-30 / 2.516% 2049 Notes: 108-27 / 2.926%

Spread to Benchmark Treasury:	2029 Notes: T + 105 basis points 2049 Notes: T + 135 basis points

Yield to Maturity:	2029 Notes: 3.566% 2049 Notes: 4.276%

Public Offering Price:	2029 Notes: 100.000% of principal amount 2049 Notes: 99.999% of principal amount

Net Proceeds (After Deducting Underwriting Discount):	2029 Notes: $397,400,000 2049 Notes: $495,620,000

Optional Redemption:

The 2029 Notes may be redeemed, in whole or in part, at any time prior to February 1, 2029 (three months prior to maturity) at the greater of par and make-whole at a discount rate of Treasury plus 20 basis points; par call at any time on or after February 1, 2029

The 2049 Notes may be redeemed, in whole or in part, at any time prior to November 1, 2048 (six months prior to maturity) at the greater of par and make-whole at a discount rate of Treasury plus 25 basis points; par call at any time on or after November 1, 2048

Special Mandatory Redemption:	The Notes are subject to special mandatory redemption as described in the Preliminary Prospectus Supplement

CUSIP/ISIN:	2029 Notes: 03836WAB9 / US03836WAB90 2049 Notes: 03836WAC7 / US03836WAC73

Joint Bookrunners:	RBC Capital Markets, LLC Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:	PNC Capital Markets LLC Barclays Capital Inc. Citizens Capital Markets, Inc. The Huntington Investment Company MUFG Securities Americas Inc. J.P. Morgan Securities LLC TD Securities (USA) LLC

Issuer has filed a registration statement (including a prospectus and the related Preliminary Prospectus Supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement and other documents Issuer has filed with the SEC for more complete information about the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus Supplement and the accompanying prospectus if you request them by calling toll free at 1-866-375-6829 or 1-866-471-2526.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.